SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549




                                     FORM 8-K


                                  CURRENT REPORT
                      PURSUANT TO SECTION 13 or 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported):
                                  June 14, 1995


                               W. R. GRACE & CO.
                (Exact name of registrant as specified in charter)



                                    NEW YORK
                           (State or other jurisdiction
                                of incorporation)

               1-3720                                  13-3461988
          (Commission File No.)                       (IRS employer
                                                   identification no.)

              One Town Center Road, Boca Raton, Florida  33486-1010
               (Address of principal executive offices) (Zip Code)



               Registrant's telephone number, including area code:
                                  (407) 362-2000







         Item 5.   Other Events.

              On June 14, 1995, W. R. Grace & Co. ("Grace") announced that its Board of Directors had approved a plan to spin off National Medical Care, Inc. ("NMC"), Grace's wholly owned health care subsidiary. The spin-off would be effected by means of a dividend to holders of Grace common stock which will only be formally declared upon the satisfaction of various conditions, including final Board approval, negotiation of definitive agreements, receipt of opinions as to the tax-free nature of the spin-off and other matters, and the effectiveness of a registration statement with respect to NMC's common stock. It is currently anticipated that the spin-off will take place in the fourth quarter of 1995 and that NMC will be managed by its current management after the spin-off.

              Immediately prior to the spin-off, NMC is expected to pay Grace a special one-time cash dividend of approximately $1.4 billion, which Grace expects to apply substantially to reduce debt. Following the spin-off, it is expected that NMC will not pay a dividend to shareholders and that Grace's dividend rate will be adjusted to be consistent with the payout rate of its peer companies. In connection with the spin-off, NMC will authorize a stock option plan for management consisting of approximately 6.6% of NMC's shares, plus NMC options to replace existing Grace options held by NMC management.







               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       W. R. GRACE & CO.



                                       By:  /s/Robert B. Lamm
                                          Name:  Robert B. Lamm
                                          Title: Vice President and
                                                 Secretary





         Date:  June 14, 1995